Exhibit 99.1

Contact:
Christopher Keenan
Peregrine Pharmaceuticals, Inc.
(800) 987-8256

info@peregrineinc.com

Peregrine Pharmaceuticals Declares Quarterly Dividend

on Its Series E Convertible Preferred Stock

TUSTIN, CA – March 10, 2015 -- Peregrine Pharmaceuticals, Inc. (NASDAQ: PPHM) (NASDAQ: PPHMP) today announced that its Board of Directors has declared a quarterly cash dividend payment on the Company's 10.50% Series E Convertible Preferred Stock (the "Series E Preferred Stock").

The quarterly dividend on the Series E Preferred Stock is payable on April 1, 2015 to holders of record at the close of business on March 20, 2015.

The quarterly dividend payment on the Series E Preferred Stock will be $0.65625 per share, which is equivalent to an annualized 10.50% per share, based on the $25.00 per share stated liquidation preference, accruing from January 1, 2015 through March 31, 2015. The Series E Preferred Stock is listed on the NASDAQ Capital Market and trades under the ticker symbol "PPHMP".

About Peregrine Pharmaceuticals, Inc.

Peregrine Pharmaceuticals, Inc. is a biopharmaceutical company with a pipeline of novel drug candidates in clinical trials for the treatment and diagnosis of cancer. The company's lead immuno-oncology candidate, bavituximab, is in Phase III development for the treatment of second-line non-small lung cancer (the "SUNRISE trial") along with several investigator-sponsored trials evaluating other treatment combinations and additional oncology indications. The company is also advancing a molecular imaging agent, 124I-PGN650, in an exploratory clinical trial for the imaging of multiple solid tumor types. Peregrine also has in-house cGMP manufacturing capabilities through its wholly-owned subsidiary Avid Bioservices, Inc. (www.avidbio.com), which provides development and biomanufacturing services for both Peregrine and third-party customers. Additional information about Peregrine can be found at www.peregrineinc.com.